Exhibit 99.1

For Immediate Release

Investor Contact: MKR Group Inc. Todd Kehrli or Jim Byers (323) 468-2300 meet@mkr-group.com

MeetMe Reports Record Revenue, Net Income and Adjusted EBITDA for Fourth Quarter and Full Year 2016

Total Revenue for 2016 Increased 34% Year Over Year

Mobile Revenue for 2016 Increased 56% Year Over Year

GAAP Net Income for 2016 (excluding one-time deferred tax benefit) Increased 204% Year Over Year

Adjusted EBITDA for 2016 Increased 45% Year Over Year

Full Year Adjusted EBITDA Margin Increased to 39%

NEW HOPE, Pa., March 6, 2017 – MeetMe, Inc. (NASDAQ: MEET), a public market leader for social discovery, today reported financial results for its full year and fourth quarter ended December 31, 2016.

Full Year 2016 Financial Highlights

●	Total revenue was $76.1 million, up 34% year over year.
●	Mobile revenue was $70.7 million, up 56% year over year.
●	GAAP net income was $46.3 million, or $0.80 per diluted share (excluding a one-time deferred tax benefit, net income was $18.2 million, or $0.31 per diluted share, up 204% year over year).
●	Non-GAAP net income was $26.9 million, or $0.47 per diluted share, up 60% year over year.
●

Adjusted EBITDA was $29.3 million, or a 39% margin, up 45% year over year. (See the important discussion about the presentation of non-GAAP financial measures, and reconciliation to the most direct comparable GAAP financial measure, below.)

Fourth Quarter 2016 Financial Highlights

●	Total revenue was $29.2 million, up 47% year over year.
●	Mobile revenue was $27.8 million, up 62% year over year.
●	GAAP net income was $9.9 million, or $0.15 per diluted share, up 63% year over year.
●	Non-GAAP net income was $12.4 million, or $0.19 per diluted share, up 56% year over year.
●

Adjusted EBITDA was $12.8 million, or a 44% margin, up 42% year over year. (See the important discussion about the presentation of non-GAAP financial measures, and reconciliation to the most direct comparable GAAP financial measure, below.)

●	Cash and Cash Equivalents totaled $21.9 million at December 31, 2016.

Geoff Cook, Chief Executive Officer of MeetMe, stated, “We made tremendous progress on multiple fronts in 2016. We achieved record financial results for the year, reflecting the increasing value of our audience to mobile advertisers, as well as our growth in mobile engagement through product innovation and the acquisition of Skout.

“Through our combination with Skout, we brought two of the largest mobile apps for meeting and chatting with new people into the same portfolio, increasing our scale to more than eight million monthly active users. With the signing of our agreement to acquire if(we) announced today, we continue to execute on our vision to innovate, acquire and build the largest mobile portfolio of brands for meeting and chatting with new people. The addition of if(we)’s Tagged and hi5 brands into our portfolio is expected to increase our monthly active users to more than 10 million, giving us even greater scale for monetization and increased profits.”

David Clark, Chief Financial Officer of MeetMe, added, “Our record mobile revenue for the year increased 56% year over year and was driven by growth in the mobile engagement of our users, as well as by the continued strength in the mobile advertising industry. Our record adjusted EBITDA for the year increased 45% to $29.3 million, representing a 39% adjusted EBITDA margin. During the year, we internally funded the $28.5 million cash portion of the total consideration for our acquisition of Skout, as well as $5 million of stock buybacks, while still ending the year with a $2.6 million increase in our cash balance.”

Webcast and Conference Call Details

Management will host a webcast and conference call to discuss full year and fourth quarter 2016 financial results today, March 6, 2017 at 4:30 p.m. Eastern time. To access the call dial 888-337-8202 (US and Canada) or +1 913-312-1450 (International) and when prompted provide the participant passcode 1061836 to the operator. In addition, a webcast of the conference call will be available live on the Investor Relations section of the Company’s website at www.meetmecorp.com and a replay of the webcast will be available for 90 days.

About MeetMe, Inc.

Through its portfolio of brands, MeetMe (NASDAQ: MEET) is meeting the universal need for human connection. Using innovative products and sophisticated data science, MeetMe keeps its approximately two million daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. MeetMe offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. MeetMe utilizes high user density, economies of scale, and leading monetization strategies to maximize EBITDA. MeetMe’s apps are available on iPhone, iPad, and Android in multiple languages worldwide. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether our total revenue and mobile revenue will continue to grow, whether our net income will continue to grow, whether our adjusted EBITDA will continue to grow, whether we will continue to execute against our Skout integration plan, whether and when we will close the if(we) acquisition, whether the addition of if(we)’s Tagged and hi5 brands into our portfolio will increase our MAU to more than 10 million and give us even greater scale for monetization and increased profitability, whether our mobile user engagement will continue to grow, whether we will continue to capitalize on our mobile opportunity, whether the mobile advertising industry will remain strong, and whether advertising rates on mobile devices will continue to increase. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2015 filed with the SEC on March 8, 2016 and our Current Reports on Form 8-K filed with the SEC on October 4, 2016 and March 6, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Measures

The Company defines mobile traffic and engagement metrics (including MAU, DAU, chats per day, and new users per day) to include mobile app traffic for all properties and mobile web traffic for MeetMe and Skout.

The Company uses Adjusted EBITDA and Non-GAAP Net Income, which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, warrant obligations, non-recurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges. The Company excludes stock-based compensation because it is non-cash in nature. The Company defines Non-GAAP Net Income as earnings (or loss) before benefit or provision for income taxes, amortization of intangibles, non-recurring acquisition and restructuring costs, bad debt expense outside the normal range, and non-cash stock based compensation.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

MEETME, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,852,531	$19,298,038
Accounts receivable, net of allowance of $283,000 and $133,000, at December 31, 2016 and 2015, respectively	23,737,254	16,509,291
Prepaid expenses and other current assets	1,489,267	970,239
Total current assets	47,079,052	36,777,568

Restricted Cash	393,484	-
Goodwill	114,175,554	70,646,036
Property and equipment, net	2,466,110	2,610,307
Intangible assets, net	17,010,565	1,278,498
Deferred taxes	28,253,827	-
Other assets	110,892	178,264
TOTAL ASSETS	$209,489,484	$111,490,673

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,350,336	$2,776,710
Accrued liabilities	8,395,060	4,127,634
Current portion of capital lease obligations	221,302	366,114
Deferred revenue	434,197	293,414
Total current liabilities	14,400,895	7,563,872

Long-term capital lease obligation, less current portion, net	-	221,302
Other Liabilities	-	1,035,137
TOTAL LIABILITIES	$14,400,895	$8,820,311

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value; authorized - 100,000,000 Shares; 58,945,607 and 47,179,486 issued and outstanding at December 31, 2016 and 2015, respectively	$58,949	$47,183
Additional paid-in capital	351,873,801	300,725,791
Accumulated deficit	(156,844,161)	(198,102,612)
TOTAL STOCKHOLDERS' EQUITY	195,088,589	102,670,362
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$209,489,484	$111,490,673

MEETME, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015

Revenues	$29,222,186	$19,879,840	$76,124,109	$56,903,773

Operating Costs and Expenses:
Sales and marketing	6,313,958	2,826,198	15,089,987	6,618,837
Product development and content	8,059,563	6,036,478	25,790,173	24,615,304
General and administrative	3,063,319	3,337,598	9,494,804	14,534,861
Depreciation and amortization	1,802,568	760,201	4,069,211	3,140,205
Acquisition and restructuring costs	829,169	-	2,457,295	-
Total Operating Costs and Expenses	20,068,577	12,960,475	56,901,470	48,909,207

Income from Operations	9,153,609	6,919,365	19,222,639	7,994,566

Other Income (Expense):
Interest income	2,488	5,304	21,185	21,037
Interest expense	(3,160)	(84,723)	(19,388)	(459,962)
Change in warrant liability	-	(622,819)	(864,596)	(616,607)
Gain (loss) on cumulative foreign currency translation adjustment	69	5,640	33,416	(856,438)
Gain on sale of asset	-	-	-	163,333
Total Other Expense	(603)	(696,598)	(829,383)	(1,748,637)

Income before Benefit (Provision) for Income Taxes	9,153,006	6,222,767	18,393,256	6,245,929
Benefit (provision) for income taxes	749,916	(149,500)	27,875,362	(276,301)
Net Income	$9,902,922	$6,073,267	$46,268,618	$5,969,628

Basic and diluted net income per common stockholders:
Basic net income per common stockholders	$0.17	$0.13	$0.89	$0.13
Diluted net income per common stockholders	$0.15	$0.12	$0.80	$0.12

Weighted-average shares outstanding:
Basic	58,856,831	46,090,961	51,963,702	45,419,175
Diluted	64,121,470	51,735,136	57,745,652	49,535,826

MEETME, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015

Net income allocable to Common Stockholders	$9,902,922	$6,073,267	$46,268,618	$5,969,628

Interest expense	3,160	84,723	19,388	459,962
Depreciation and amortization	1,802,568	760,201	4,069,211	3,140,205
Stock-based compensation expense	1,013,145	1,332,223	3,567,987	3,341,965
Change in warrant liability	-	622,819	864,596	616,607
(Benefit) provision for income taxes	(749,916)	149,500	(27,875,362)	276,301
Acquisition and restructuring costs	829,169	-	2,457,295	-
Bad debt expense outside normal range	-	-	-	5,735,204
(Gain) loss on cumulative effect of foreign currency translation adjustment	(69)	(5,640)	(33,416)	856,438
Gain on sale of asset	-	-	-	(163,333)
Adjusted EBITDA	$12,800,979	$9,017,093	$29,338,317	$20,232,977

GAAP basic net income per common stockholders	$0.17	$0.13	$0.89	$0.13
GAAP diluted net income per common stockholders	$0.15	$0.12	$0.80	$0.12
Basic adjusted EBITDA per common stockholders	$0.22	$0.20	$0.56	$0.45
Diluted adjusted EBITDA per common stockholders	$0.20	$0.17	$0.51	$0.41

Weighted average number of shares outstanding, Basic	58,856,831	46,090,961	51,963,702	45,419,175
Weighted average number of shares outstanding, Diluted	64,121,470	51,735,136	57,745,652	49,535,826

MEETME, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015

GAAP Net Income	$9,902,922	$6,073,267	$46,268,618	$5,969,628

Amortization of Intangibles	1,364,850	378,750	2,507,433	1,524,166
Stock-based compensation expense	1,013,145	1,332,223	3,567,987	3,341,965
Benefit (provision) for income taxes	(749,916)	149,500	(27,875,362)	276,301
Acquisition and restructuring costs	829,169	-	2,457,295	-
Bad debt expense outside normal range	-	-	-	5,735,204
Non-GAAP Net Income	$12,360,170	$7,933,740	$26,925,971	$16,847,264

GAAP basic net income per common stockholders	$0.17	$0.13	$0.89	$0.13
GAAP diluted net income per common stockholders	$0.15	$0.12	$0.80	$0.12
Basic Non-GAAP net income per common stockholders	$0.21	$0.17	$0.52	$0.37
Diluted Non-GAAP net income per common stockholders	$0.19	$0.15	$0.47	$0.34

Weighted average number of shares outstanding, Basic	58,856,831	46,090,961	51,963,702	45,419,175
Weighted average number of shares outstanding, Diluted	64,121,470	51,735,136	57,745,652	49,535,826

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